GUARANTEED MINIMUM DEATH BENEFIT RIDER
                             [6%] ROLLUP TO AGE [85]

This rider is part of your Contract/Certificate, and the same definitions apply to the capitalized terms used herein. The benefit described in this rider is subject to all the terms contained in your Contract/Certificate, except as modified below.

In this rider, "we", "our" and "us" mean Equitable Life Assurance Society of the United States and "you" and "your" mean the Owner.

THIS RIDER'S BENEFIT

If you have elected this rider, on the Contract Date, the Guaranteed Minimum Death Benefit is equal to your initial Contribution. Thereafter, the Guaranteed Minimum Death Benefit is credited each day with interest at an annual effective rate of [6%] ([3%] for amounts in the [AXA Premier VIP Core Bond, EQ/Alliance Quality Bond, EQ/High Yield, EQ/Alliance Money Market, and the Fixed Maturity Options]) through the Annuitant's age [85] (or at the Annuitant's death, if earlier), and 0% thereafter. [The Guaranteed Minimum Death Benefit interest rate applicable during the period selected for the Special Dollar Cost Averaging Account, if applicable, will be [6%] and for the Money Market Fund Dollar Cost Averaging Account, if applicable, will be [3%].] The Guaranteed Minimum Death Benefit is also adjusted for any subsequent Contributions,[Credits] and withdrawals.

EFFECT OF WITHDRAWALS UNDER ROLL UP OPTION
The current Guaranteed Minimum Death Benefit will be reduced on a dollar-for-dollar basis as long as the sum of your withdrawals in any Contract Year is [6%] or less of the beginning of Contract Year Guaranteed Minimum Death Benefit. Once a withdrawal is made that causes cumulative withdrawals in a Contract Year to exceed [6%] of the beginning of Contract Year Guaranteed Minimum Death Benefit, that withdrawal, [Credit] and any subsequent withdrawals in that Contract Year will cause a pro rata reduction to occur.

[FOR THE NQ MARKET SEGMENT ONLY]
Upon the death of the Owner who is also the Annuitant, any death benefit applied as an annuity benefit will be paid out over the life of the Beneficiary or for a period not extending beyond the Beneficiary's life expectancy and payments must begin within one year after such Owner's death. Upon the death of the Owner who is also the Annuitant, any death benefit, which is not applied as an annuity benefit, will be paid out within five years of the Owner Annuitant's death. The previous two sentences also apply on the death of the Annuitant where the Owner is not a natural person.

[FOR NQ AND IRA MARKET SEGMENTS ONLY]
If the Successor Owner/Annuitant election is made upon the Annuitant's death, the Annuity Account Value for the continued Certificate/Contract will be equal to the greater





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of (i) the Annuity Account Value as of the date we receive due proof of the Owner Annuitant's death, any required instructions for the method of payment, and all other documentation necessary to effect payment, or (ii) the Guaranteed Minimum Death Benefit (including any optional Death Benefit riders, if applicable) as of the date of the Owner Annuitant's death. Any additional amount of Annuity Account Value will be allocated in accordance with the current allocation instructions on file. In determining whether the Guaranteed Minimum Death Benefit (including any optional Death Benefit riders, if applicable) will continue to grow, we will use the age of the Successor Owner Annuitant as of the date we receive due proof of death of the original Annuitant.

THE COST OF THIS RIDER

The charge for this Guaranteed Minimum Death Benefit is [.35%] of the Guaranteed Minimum Death Benefit benefit base deducted annually on the Contract Anniversary Date. This charge will be deducted from the Annuity Account Value in the Variable Investment Options and the Guaranteed Interest Account on a pro rata basis. If there is insufficient value in the Variable Investment Options and the Guaranteed Interest Account, all or a portion of the charge will be deducted from the Annuity Account Value in the Fixed Maturity Options, if applicable, in order of the earliest expiration dates.

GENERAL PROVISIONS OF THIS RIDER

This rider will terminate, and any charges associated therein, when the Contract/Certificate terminates or when the Contract/Certificate is continued under the Beneficiary Continuation Option, if applicable.


THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES





/s/ Christopher M. Condron                      /s/ Pauline Sherman
------------------------------------            --------------------------------
Christopher M. Condron                          Pauline Sherman
Chairman and Chief Executive Officer            Senior Vice President, Secretary
                                                and Associate General Counsel


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